Filed pursuant to Rule 424(b)(3)

Registration No. 333-230576

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 15, 2019)

CLS HOLDINGS USA, INC.

SUPPLEMENT NO. 1 DATED MARCH 31, 2021

TO THE PROSPECTUS DATED APRIL 15, 2019

This document (this “Supplement”) supplements, and should be read in conjunction with, the prospectus of CLS Holdings USA, Inc. dated April 15, 2019 (the “Prospectus”). Unless otherwise defined in this Supplement, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement is to:

●

Disclose the supplemental indentures dated March 31, 2021 to each of the Debenture Indenture and the Warrant Indenture, pursuant to which, among other things, the Conversion Price of the Debentures was reduced from $0.80 per Unit to $0.30 per Unit;

●

Reallocate the registered shares (i) to remove from registration the resale of the Units Shares, and (ii) to add to registration the resale of the additional Warrant Shares issuable upon exercise of the Warrants as a result of the reduction in the Conversion Price; and

●	Update the number of securities beneficially owned and offered for sale by each Selling Stockholder in the table of Selling Stockholders as a result of the reduction in the Conversion Price.

To the extent that any statement in this Supplement is inconsistent with a statement made in the Prospectus or in any document incorporated by reference therein, this Supplement shall control and supersede the inconsistent statement.

Supplemental Indentures to Debenture Indenture and Warrant Indenture

On March 5, 2021, our Board of Directors voted, subject to the approval of the holders of the Debentures (the “Debentureholders”), to amend the Debenture Indenture in order to: (i) reduce the Conversion Price from $0.80 per Unit to $0.30 per Unit; (ii) extend the maturity date of the Debentures from December 12, 2021 to December 12, 2022; and (iii) reduce the mandatory conversion threshold from a daily volume weighted average trading price of our Common Stock of greater than $1.20 per share to $0.60 per share for the preceding 10 consecutive trading days by adopting a supplemental indenture (the “Debenture Supplemental Indenture”). Our Board of Directors also voted to amend the Warrant Indenture to reduce the Exercise Price of each Warrant from $1.10 per share of Common Stock to $0.40 per share of Common Stock by adopting a supplemental indenture (the “Warrant Supplemental Indenture” and, together with the Debenture Supplemental Indenture, the “Indenture Supplements”).

On March 31, 2021, the Debenture Supplemental Indenture was approved at a meeting of Debentureholders. As a result of the reduction in the Conversion Price, the Debentures will be convertible into up to 44,844,800 Units in the aggregate (including accrued interest pursuant to the terms of the Debenture Indenture), where each Unit comprises one share of Common Stock and one warrant to purchase one-half share of Common Stock. Thus, the total number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the underlying Warrants is 44,844,800 Unit Shares and 22,422,400 Warrant Shares, respectively.

Reallocation of Unit Shares and Warrant Shares

In connection with the reduction of the Conversion Price pursuant to the Debenture Supplemental Indenture, this Supplement reallocates the registered shares of our Common Stock under the Prospectus as follows (the “Reallocation”):

●	Removes from registration the resale of the Units Shares; and

●	Adds to registration the resale of the additional 14,014,000 Warrant Shares issuable upon exercise of the Warrants that may be issued as a result of the reduction in the Conversion Price.

Therefore, all references to the registration of the Unit Shares shall be removed from the Prospectus and all references in the Prospectus to the registration of 8,408,400 Warrant Shares shall be replaced with the registration of 22,422,400 Warrant Shares. We believe that registration of the Unit Shares is no longer necessary because the Selling Stockholders will be able to sell the Unit Shares pursuant to Rule 144 promulgated by the SEC under the Securities Act since they have held the Debentures for the required holding period under Rule 144.

The Reallocation shall not change the registration of the following shares of our Common Stock: the resale of the Finance Fee Unit Shares, Finance Fee Warrant Shares, Broker Shares and Broker Warrant Shares.

Updated Table of Selling Stockholders

As a result of the Reallocation, the table on pages 32-36 of the Prospectus under the section entitled “Selling Stockholders” is supplemented and replaced with the table below.

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
JW PARTNERS, LP (2)	3,500,000	2.7%	1,166,667	2,333,333	1.8%
JW OPPORTUNITIES MASTER FUND. LTD (3)	1,500,000	1.2%	500,000	1,000,000	**
TRIBECA GLOBAL NATURAL RESOURCES FUNDS (4)	34,777,778	22.2%	8,333,333	26,444,445	17.8%
1582568 ONTARIO INC (5)	1,250,000	1.0%	416,667	833,333	**
KJ HARRISON + PARTNERS INC (6)	1,750,000	1.4%	583,333	1,166,667	**
QUINSAM CAPITAL CORP (7)	2,000,000	1.6%	666,667	1,333,333	1.0%
JOHN GORDON (8)	125,000	**	41,667	83,333	**
MARK NACCACHE (9)	125,000	**	41,667	83,333	**
MICHELLE MONDVILLE (10)	868,886	**	126,667	742,219	**
MICHAËL BORDELEAU-TASSILE (11)	160,000	**	53,333	106,667	**
RUBIN CUNGU (12)	125,000	**	41,667	83,333	**
ALLAN BRAMSON (13)	250,000	**	83,333	166,667	**
ROBERT BURTON (14)	250,000	**	83,333	166,667	**
IRVING FREEDMAN (15)	125,000	**	41,667	83,333	**
FLAVIU DINCA (16)	125,000	**	41,667	83,333	**
CRALLE INC (17)	125,000	**	41,667	83,333	**
DAVY LY (18)	125,000	**	41,667	83,333	**

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
551519 ONTARIO LIMIT (19)	125,000	**	41,667	83,333	**
BRADCO ELECTRICAL SE (20)	125,000	**	41,667	83,333	**
MARGARET BARRON (21)	369,444	**	41,667	327,777	**
682501 ALBERTA LTD (22)	2,435,000	1.9%	445,000	1,990,000	1.6%
ANUR INVESTMENTS LTD (23)	500,000	**	166,667	333,333	**
ROOPINDER MUNDI (24)	250,000	**	83,333	166,667	**
PAUL PELLEGRINI (25)	1,122,600	**	166,667	955,933	**
JANUSZ PIWOWAR (26)	469,000	**	105,000	364,000	**
8048584 CANADA INC (27)	100,000	**	33,333	66,667	**
RICHARD KRANGLE (28)	338,000	**	28,333	309,667	**
THE PETER AND JOANNE BROWN JOINT SPOUSAL TRUST (2015) (29)	1,250,000	1.0%	416,667	833,333	**
FARHAD ABASOV (30)	250,000	**	83,333	166,667	**
JOHN PALUMBO (31)	500,000	**	166,667	333,333	**
RAVI SOOD (32)	500,000	**	166,667	333,333	**
BRENT TODD (33)	525,000	**	83,333	441,667	**
JOHN ELLIOTT (34)	301,000	**	41,667	259,333	**
ELIZABETH MACDONALD (35)	301,000	**	41,667	259,333	**
SUSAN BROOKES (36)	290,000	**	41,667	248,333	**
J &/OR B SUTTON (37)	125,000	**	41,667	83,333	**
DAVE &/OR ELIZABETH AUSTIN (38)	125,000	**	41,667	83,333	**
MICHAEL CRONDAHL (39)	246,000	**	41,667	204,333	**
JOHNNY MARKOVINA (40)	246,000	**	41,667	204,333	**
MICHAEL HALVORSON (41)	125,000	**	41,667	83,333	**
JENCORP INC. (42)	996,862	**	118,333	878,529	**
THOMAS KIM (43)	250,000	**	83,333	166,667	**
ROBERT HAEFLING (44)	125,000	**	41,667	83,333	**
MR DOUG EDWARDS AND/OR MRS ANNE EDWARDS JTWROS (45)	125,000	**	41,667	83,333	**
MARTIN BERNHOLTZ ITF CHARLOTTE BERNHOLTZ (46)	200,000	**	66,667	133,333	**
MARTIN BERNHOLTZ ITF RACHEL BERNHOLTZ (47)	1,137,000	**	133,333	1,003,667	**
DAVID BERNHOLTZ ITF ARI BERNHOLTZ (48)	200,000	**	66,667	133,333	**
MRS AJIT K SINGH GREWAL (49)	750,000	**	66,667	683,333	**
CANNALIFE CAPITAL CORP. (50)	500,000	**	166,667	333,333	**
MR ADAM SZWERAS (51)	740,600	**	83,333	657,267	**
IXATOG INVESTMENTS INC (52)	400,000	**	133,333	266,667	**
GRAHAM E. SAUNDERS (53)	2,325,000	1.8%	41,667	2,283,333	1.8%
CLINTON STEWART (54)	75,000	**	25,000	50,000	**
DARREN KERSHAW (55)	75,000	**	25,000	50,000	**
LOY CHUNPONGTONG (56)	375,000	**	125,000	250,000	**
BATTISTA DI GENNARO (57)	150,000	**	50,000	100,000	**
EDDIE MOROZ (58)	1,880,000	1.5%	626,667	1,253,333	1.0%
FRED SAAB (59)	375,000	**	125,000	250,000	**
NEIL TANNER (60)	375,000	**	125,000	250,000	**

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
JAMES STEWART (61)	250,000	**	83,333	166,667	**
1771472 ALBERTA LTD. (62)	940,000	**	313,333	626,667	**
LOLA VENTURES INC. (63)	940,000	**	313,333	626,667	**
BRIAN ATHAIDE (64)	375,000	**	125,000	250,000	**
C POTTER HOLDINGS INC (65)	400,000	**	133,333	266,667	**
S POTTER HOLDINGS INC (66)	400,000	**	133,333	266,667	**
HOBBY STAR MARKETING INC. (67)	350,000	**	116,667	233,333	**
JACOB P ASTIN (68)	100,000	**	33,333	66,667	**
MY SAFARI HYGIENE INC (69)	175,000	**	58,333	116,667	**
MATTHEW CONDUIT (70)	100,000	**	33,333	66,667	**
STAVRO TRAKAS (71)	100,000	**	33,333	66,667	**
GRAVITAS SECURITIES INC. (72)	570,945	**	570,945	0	**
TOTAL	73,555,115		18,800,945	54,754,170

** Indicates ownership of less than 1% of the outstanding shares of our Common Stock.

(1)

This table is based upon information supplied by the Selling Stockholders in connection with filing the Prospectus. We believe the information is accurate as of March 15, 2019, as adjusted by the effect of the reduction in the Conversion Price described in this Supplement. Changes in beneficial ownership of which the Company is unaware, however, may have occurred since such date and therefore some of the information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Beneficial ownership includes the Unit Warrant Shares, the Finance Fee Warrant Shares and the Broker Warrant Shares issuable upon the exercise of the Warrants. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders named in the table above have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 126,821,416 shares of Common Stock outstanding on March 1, 2021, adjusted as required by rules promulgated by the SEC. Beneficial ownership does not include any shares the holder may receive upon the conversion of interest that has accrued or that will accrue in the future with respect to the Debentures.

(2)	Beneficial ownership includes 2,333,333 Unit Shares and 1,166,667 Warrant Shares. Jason Wild has voting and dispositive control over the shares.
(3)	Beneficial ownership includes 1,000,000 Unit Shares and 500,000 Warrant Shares. Jason Wild has voting and dispositive control over the shares.
(4)

Beneficial ownership includes (i) 16,666,667 Unit Shares and 8,333,333 Warrant Shares; (ii) 4,888,889 shares of our Common Stock; and (iii) 4,888,889 shares of Common Stock issuable upon exercise of warrants that are currently exercisable.

(5)	Beneficial ownership includes 833,333 Unit Shares and 416,667 Warrant Shares. Normand Lamarche, President of 1582568 Ontario Inc., has voting and dispositive control over the shares.
(6)	Beneficial ownership includes 1,166,667 Unit Shares and 583,333 Warrant Shares.
(7)	Beneficial ownership includes 1,333,333 Unit Shares and 666,667 Warrant Shares. Roger Dent, a director of Quinsam Capital Corp, has voting and dispositive control over the shares.
(8)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(9)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(10)

Beneficial ownership includes (i) 253,333 Unit Shares and 126,667 Warrant Shares; (ii) 244,443 shares of our Common Stock; and (iii) 244,443 shares issuable upon exercise of warrants that are currently exercisable.

(11)	Beneficial ownership includes 106,667 Unit Shares and 53,333 Warrant Shares.
(12)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(13)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.
(14)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.

(15)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(16)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(17)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(18)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(19)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares. David Gibbins and Gloria Gibbins have voting and dispositive control over the shares.
(20)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares. Bradley Groulx and Elaine Groulx have voting and dispositive control over the shares.
(21)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 122,222 shares of our Common Stock; and (iii) 122,222 shares issuable upon exercise of warrants that are currently exercisable.

(22)

Beneficial ownership includes (i) 890,000 Unit Shares and 445,000 Warrant Shares; (ii) 550,000 shares of our Common Stock; and (iii) 550,000 shares issuable upon exercise of warrants that are currently exercisable.

(23)	Beneficial ownership includes 333,333 Unit Shares and 166,667 Warrant Shares. Ram Ramkumar and Usha Ramkumar have voting and dispositive control over the shares.
(24)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.
(25)

Beneficial ownership includes (i) 333,333 Unit Shares and 166,667 Warrant Shares; (ii) 311,300 shares of our Common Stock; and (iii) 311,300 shares issuable upon exercise of warrants that are currently exercisable.

(26)

Beneficial ownership includes (i) 210,000 Unit Shares and 105,000 Warrant Shares; (ii) 77,000 shares of our Common Stock; and (iii) 77,000 shares issuable upon exercise of warrants that are currently exercisable.

(27)	Beneficial ownership includes 66,667 Unit Shares and 33,333 Warrant Shares. Aninda Bhunia and Ruma Bhunia have voting and dispositive control over the shares.
(28)

Beneficial ownership includes (i) 56,667 Unit Shares and 28,333 Warrant Shares; (ii) 126,500 shares of our Common Stock; and (iii) 126,500 shares issuable upon exercise of warrants that are currently exercisable.

(29)	Beneficial ownership includes 833,333 Unit Shares and 416,667 Warrant Shares. Peter Brown and Joanne Brown have voting and dispositive control over the shares.
(30)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.
(31)	Beneficial ownership includes 333,333 Unit Shares and 166,667 Warrant Shares.
(32)	Beneficial ownership includes 333,333 Unit Shares and 166,667 Warrant Shares.
(33)

Beneficial ownership includes (i) 166,667 Unit Shares and 83,333 Warrant Shares; (ii) 137,500 shares of our Common Stock; and (iii) 137,500 shares issuable upon exercise of warrants that are currently exercisable.

(34)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 88,000 shares of our Common Stock; and (iii) 88,000 shares issuable upon exercise of warrants that are currently exercisable.

(35)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 88,000 shares of our Common Stock; and (iii) 88,000 shares issuable upon exercise of warrants that are currently exercisable.

(36)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 82,500 shares of our Common Stock; and (iii) 82,500 shares issuable upon exercise of warrants that are currently exercisable.

(37)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(38)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(39)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 60,500 shares of our Common Stock; and (iii) 60,500 shares issuable upon exercise of warrants that are currently exercisable.

(40)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 60,500 shares of our Common Stock; and (iii) 60,500 shares issuable upon exercise of warrants that are currently exercisable.

(41)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(42)

Beneficial ownership includes (i) 236,667 Unit Shares and 118,333 Warrant Shares; (ii) 320,931 shares of our Common Stock; and (iii) 320,931 shares issuable upon exercise of warrants that are currently exercisable.

(43)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.
(44)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(45)	Beneficial ownership includes 83,333 Unit Shares and 41,667 Warrant Shares.
(46)	Beneficial ownership includes 133,333 Unit Shares and 66,667 Warrant Shares.
(47)

Beneficial ownership (i) includes 266,667 Unit Shares and 133,333 Warrant Shares; (ii) 368,500 shares of our Common Stock; and (iii) 368,500 shares issuable upon exercise of warrants that are currently exercisable.

(48)	Beneficial ownership includes 133,333 Unit Shares and 66,667 Warrant Shares.

(49)

Beneficial ownership includes (i) 133,333 Unit Shares and 66,667 Warrant Shares; (ii) 275,000 shares of our Common Stock; and (iii) 275,000 shares issuable upon exercise of warrants that are currently exercisable.

(50)	Beneficial ownership includes 333,333 Unit Shares and 166,667 Warrant Shares.
(51)

Beneficial ownership includes 166,667 Unit Share and 83,333 Warrant Shares; (ii) 245,300 shares of our Common Stock; and (iii) 245,300 shares issuable upon exercise of warrants that are currently exercisable.

(52)	Beneficial ownership includes 266,667 Unit Shares and 133,333 Warrant Shares. Gary Singh has voting and dispositive control over the shares.
(53)

Beneficial ownership includes (i) 83,333 Unit Shares and 41,667 Warrant Shares; (ii) 1,100,000 shares of our Common Stock; and (iii) 1,100,000 shares issuable upon exercise of warrants that are currently exercisable.

(54)	Beneficial ownership includes 50,000 Unit Shares and 25,000 Warrant Shares.
(55)	Beneficial ownership includes 50,000 Unit Shares and 25,000 Warrant Shares.
(56)	Beneficial ownership includes 250,000 Unit Shares and 125,000 Warrant Shares.
(57)	Beneficial ownership includes 100,000 Unit Shares and 50,000 Warrant Shares.
(58)	Beneficial ownership includes 1,253,333 Unit Shares and 626,667 Warrant Shares.
(59)	Beneficial ownership includes 250,000 Unit Shares and 125,000 Warrant Shares.
(60)	Beneficial ownership includes 250,000 Unit Shares and 125,000 Warrant Shares.
(61)	Beneficial ownership includes 166,667 Unit Shares and 83,333 Warrant Shares.
(62)

Beneficial ownership includes 626,667 Unit Shares and 313,333 Warrant Shares. Stephen Dobler, the sole shareholder and director of 1771472 Alberta Ltd, has voting and dispositive control over the shares.

(63)	Beneficial ownership includes 626,667 Unit Shares and 313,333 Warrant Shares. Terry Booth, the sole shareholder and director of Lola Ventures Inc., has voting and dispositive control over the shares.
(64)	Beneficial ownership includes 250,000 Unit Shares and 125,000 Warrant Shares.
(65)	Beneficial ownership includes 266,667 Unit Shares and 133,333 Warrant Shares. Christopher Potter, the sole shareholder of C Potter Holdings Inc., has voting and dispositive control over the shares.
(66)	Beneficial ownership includes 266,667 Unit Shares and 133,333 Warrant Shares. Stephen Potter, the sole shareholder of S Potter Holdings Inc., has voting and dispositive control over the shares.
(67)	Beneficial ownership includes 233,333 Unit Shares and 116,667 Warrant Shares.
(68)	Beneficial ownership includes 66,667 Unit Shares and 33,333 Warrant Shares. Aman Gupta, the sole shareholder of Hobby Star Marketing Inc., has voting and dispositive control over the shares.
(69)	Beneficial ownership includes 116,667 Unit Shares and 58,333 Warrant Shares. Avin Gupta, the sole shareholder of My Safari Hygiene, Inc., has voting and dispositive control over the shares.
(70)	Beneficial ownership includes 66,667 Unit Shares and 33,333 Warrant Shares.
(71)	Beneficial ownership includes 66,667 Unit Shares and 33,333 Warrant Shares.
(72)

Beneficial ownership includes the following securities issued as compensation to Gravitas Securities Inc. as agent in connection with the closing of the Private Placement: (i) 111,950 Finance Fee Unit Shares and 55,975 Finance Fee Warrant Shares, and (ii) 268,875 Broker Shares and 134,340 Broker Warrant Shares.